Exhibit 10.1

January 11, 2005

Michael H. Carrel

5130 Newton Ave South

Minneapolis, MN  55419

Dear Mr. Carrel:

The purpose of this letter is to confirm the understanding that we have reached regarding the terms under which you will provide services to Vital Images, Inc.

You will be employed beginning January 17, 2005 as our Part-Time Interim Chief Financial Officer. You will work on a half-time (approximately 20 hours per week) basis At a high level, you will assume the duties currently provided by Vital Images, Inc.’s Chief Financial Officer, including closing the 2004 audit and on-going Sarbanes-Oxley Section 404 work.  The foregoing notwithstanding, the scope of your duties will be necessarily limited by the part-time nature of the work.  You will assume the title of Interim Chief Financial Officer of Vital Images, Inc.  In fulfilling obligations hereunder, you will take direction from and report to the President and CEO and Board of Directors of Vital Images, Inc.

Vital Images, Inc. acknowledges that it is engaging you purely to assist the President and CEO and Board of Directors in the management of the Company.  This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of any state or national professional bodies.

As agreed, we will pay you $4,500.00 per week, payable bi-weekly.  We will also pay you for all reasonable out of pocket expenses no later than thirty (30) days after submission of same.

To the maximum extent provided by applicable law and our bylaws, Vital Imaging, Inc. will indemnify you and hold you harmless from and against all third-party claims, liabilities, losses, damages and reasonable expenses as they are incurred, and pay for your defense through counsel of your choice.  Further, you will be covered as an insured party on all company general liability and directors and officers liability insurance policies to the same extent as coverage is provided to the President and CEO.

As a condition of employment, you must sign a non-disclosure agreement.  Please find it enclosed.  As with all companies where intellectual property is an important asset to the company, we are diligent and intend to protect our confidential information and know-how, whether protected by patent, copyright or confidentiality.

In compliance with the Immigration Reform and Control Act, all new employees are required to provide proof of work eligibility and identification. In order to satisfy these requirements, certain documents must be presented within 72 hours of your start date. Please bring these with you on your first day of employment.

To accept this offer of employment, please sign below and return one copy of this letter to Human Resources, Attention: Cindy Edwards, in the enclosed envelope along with your signed non-disclosure agreement.

Sincerely,

/s/ Jay D. Miller

Jay Miller
President and CEO

I accept this offer of employment, and understand that I am to be employed by Vital Images at-will. I understand that commencing in or continuing employment does not affect either party’s right to terminate the employment relationship at a later date for any reason. The relationship between me and Vital Images continues to be at-will for the length of my employment.

Accepted by	/s/ Michael H. Carrel	Date	1/12/05

JM:lrd